                                                                    EXHIBIT 12.1



                             FLEMING COMPANIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                              FISCAL YEAR ENDED THE LAST SATURDAY IN DECEMBER
                                      1997          1998           1999           2000           2001
                                    ---------     ---------      ---------      ---------      ---------
                                                         (IN THOUSANDS OF DOLLARS)
Earnings:
  Pretax income                     $  82,685     $(598,202)     $ (62,581)     $(200,889)     $  62,799
  Fixed charges, net                  197,923       195,956        193,263        198,413        184,166
                                    ---------     ---------      ---------      ---------      ---------

Total earnings                      $ 280,608     $(402,246)     $ 130,682      $  (2,476)     $ 246,965

Fixed charges:
  Interest expense                  $ 162,506     $ 161,581      $ 165,180      $ 174,569      $ 165,534
  Portion of rental charges
    deemed to be interest              35,050        33,948         27,626         23,331         18,134
  Capitalized interest and debt
    issuance cost amortization          1,186           604          1,117          2,051          7,950
                                    ---------     ---------      ---------      ---------      ---------

Total fixed charges                 $ 198,742     $ 196,133      $ 193,923      $ 199,951      $ 191,618

Deficiency                                        $ 598,379      $  63,241      $ 202,427

Ratio of earnings to
  fixed charges                          1.41         (2.05)          0.67          (0.01)          1.29




"Earnings" consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consist of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest and debt issuance cost.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.

Under the company's long-term debt agreements, "earnings" and "fixed charges" are defined differently and amounts and ratios differ accordingly.